LETTER TO CLIENTS

To Tender Shares of Common Stock

of

KLONDIKE STAR MINERAL CORPORPORATION

for

.25 Shares of Common Stock of Klondike Gold Corp.

by

KLONDIKE GOLD CORP.

THE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., PACIFIC TIME, ON [*], UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER TO EXCHANGE BUT NOT DURING ANY SUBSEQUENT OFFER PERIOD.

[*]

To Our Clients:

Enclosed for your consideration is an Offer to Exchange, dated [*], and a related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”) in connection with the offer by Klondike Gold Corp. (“Klondike Gold”), a British Columbia, Canada, corporation, to exchange each issued and outstanding share of common stock, par value $0.0001 per share (the “Klondike Star common stock”), of Klondike Star Mineral Corporation (“Klondike Star”), a Delaware corporation, validly tendered and not properly withdrawn prior to the expiration of  the Offer, for .25 shares of common stock, without par value, of Klondike Gold (the “Klondike Gold common stock”), upon the terms and subject to the conditions of the Offer.

We (or our nominees) are the holder of record of shares of Klondike Star common stock held by us for your account. A tender of such shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Klondike Star common stock held by us for your account.

Accordingly, we request instructions as to whether you wish us to tender on your behalf the shares of Klondike Star common stock held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.

The consideration for each share of Klondike Star common stock is .25 shares of Klondike Gold common stock, as described in the Offer to Exchange. No fractional shares will be issued. Instead, all fractional shares resulting from the exchange for shares of Klondike Star common stock tendered pursuant to the Offer, if equal or greater than one-half, will be rounded up to the next whole number, an if less than one-half, will be rounded down to the previous whole number.

2.	The Offer is being made for all outstanding shares Klondike Star common stock.

3.	The Offer and the withdrawal rights expire at 5:00 p.m., Pacific Time, on June 22, 2012 unless extended as described in the Offer to Exchange (as extended, the “Expiration Date”).

4.

The Offer is subject to a number of conditions set forth in the section of the Offer to Exchange entitled “The Exchange Offer—Conditions to the Offer,” which we urge you to review in detail. These conditions include, among other things, the following:

•

Klondike Star shareholders shall have validly tendered and not withdrawn prior to the expiration of the Offer at least that number of shares of Klondike Star common stock that, when added to the shares of Klondike Star common stock then owned by Klondike Gold or any of its subsidiaries, shall constitute 66.6% of the voting power of Klondike Star’s outstanding capital stock entitled to vote.

•

Klondike Gold shall have completed to its reasonable satisfaction customary confirmatory due diligence of Klondike Star’s non-public information on Klondike Star’s business, assets and liabilities and shall have concluded, in its reasonable judgment, that there are no material adverse facts or developments concerning or affecting Klondike Star’s business, assets and liabilities that have not been publicly disclosed prior to the commencement of the offer.

•

Klondike Star shall have provided to Klondike Gold such audited financial statements for Klondike Star as are required by the TSX-Venture Exchange (the "TSX-V") for completion of their review and acceptance of the exchange offer to the sole satisfaction of Klondike Gold, and there shall have been no material adverse change in respect of Klondike Star prior to the expiration of the offer that was not disclosed as at the date of the offer.

•

Klondike Gold shall have received acceptance for filing from the TSX-V for the acquisition of the Klondike Star shares under the exchange offer on terms and conditions satisfactory to Klondike Gold, in its sole discretion.

We urge you to read the enclosed Offer to Exchange and Letter of Transmittal regarding the Offer carefully before instructing us to tender your shares of Klondike Star common stock.

The Offer is being made solely pursuant to the Offer to Exchange and the accompanying Letter of Transmittal, and any amendments or supplements thereto, and is being made to all holders of shares of Klondike Star common stock. Klondike Gold is not aware of any jurisdiction where the making of the Offer or the tender of shares of Klondike Star common stock in connection therewith would not be in compliance with the laws of such jurisdiction. If Klondike Gold becomes aware of any jurisdiction in which the making of the Offer or the tender of shares of Klondike Star common stock in connection therewith would not be in compliance with applicable law, Klondike Gold will make a good faith effort to comply with such law. If, after such good faith effort, Klondike Gold cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of shares of Klondike Star common stock in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

If you wish to tender any or all of the shares of Klondike Star common stock held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form set forth on the back page of this letter. If you authorize the tender of your shares of Klondike Star common stock, all such shares will be tendered unless otherwise specified on the back page of this letter. An envelope to return your instructions to us is enclosed. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION DATE.

Instructions with Respect to the Offer to Exchange

All Outstanding Shares of Common Stock

of

KLONDIKE STAR MINERAL CORPORATION

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Exchange, dated [*], and the related Letter of Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Offer”) in connection with the Offer by Klondike Gold Corp. (“Klondike Gold”), a British Columbia, Canada, corporation, to exchange each issued and outstanding share of common stock, par value $0.0001 per share (the “Klondike Star common stock”), of Klondike Star Mineral Corporation (“Klondike Star”), a Delaware corporation, validly tendered and not properly withdrawn prior to the expiration of the Offer, for .25 shares of common stock, without par value, of Klondike Gold (the “Klondike Gold common stock”), upon the terms and subject to the conditions of the Offer.

This will instruct you to tender the number of shares of Klondike Star common stock indicated below (or, if no number is indicated below, all shares of Klondike Star common stock) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered*:

Account No.:

Signature(s):

Dated:

Name(s):
(Please Print)

Address(es):

Area Code and Telephone Number(s):

Taxpayer Identification or Social Security Number(s):

*	Unless otherwise indicated, it will be assumed that you instruct us to tender all shares of Klondike Star common stock held by us for your account.

PLEASE RETURN THIS FORM TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT, NOT TO THE EXCHANGE AGENT, INFORMATION AGENT OR KLONDIKE GOLD.